UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ENTERRA ENERGY TRUST
 (Exact name of Registrant as specified in its charter)

2600, 500 - 4TH Avenue S.W.
Calgary, Alberta T2P 2V6
Canada
 (Address of principal executive officers)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered Trust Units	Name of each exchange on which each class is to be registered New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

This registration statement relates to the registration with the Securities and Exchange Commission (the “Commission”) of trust units (the “Trust Units”), of Enterra Energy Trust, an open-ended unincorporated investment trust organized under the laws of Alberta, Canada (the “Trust” or the “Registrant”). The Trust is administered by Enterra Energy Corp. This registration statement is filed with the Commission in connection with the listing of the Trust Units on the New York Stock Exchange, Inc. (the “NYSE”). The Registrant expects trading of its Trust Units to begin on the NYSE on February 9, 2006.

For a description of the trust units (the “Trust Units”) of Enterra Energy Trust (the “Registrant” or the “Trust”) to be registered hereunder, reference is made to the information set forth under the captions “Additional Information Relating to the Trust — Trust Units”, “— Special Voting Rights”, “— Unitholder Limited Liability”, “— Redemption Right”, “— Meetings of Unitholders”, “— Voting of EEC Trust Units”, “— Exercise of Voting Rights”, “— Trustee”, “— Delegation of Authority, Administration and Trust Governance”, “— Liability of The Trustee”, “— Amendments to the Trust Indenture”, “— Termination of the Trust”, “— Reporting to Unitholders”, the Price Range of Common Stock and Trading Markets table under the heading “Offer and Listing Details” and the Distribution per Trust Unit table under the heading “Business Overview” in the Trust’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, which information is hereby incorporated herein by reference.

The Registrant’s authorized capital consists of an unlimited number of Trust Units. As of January 20, 2006, there were 37,295,043 Trust Units issued and outstanding and 3,190,051 Reserved Trust Units. Each Trust Units entitles the holder(s) (the “Unitholders”) to one vote at any meeting of the Unitholders and represents an equal fractional undivided beneficial interest in any distribution from the Trust (whether of net income, net realized capital gains, or other amounts) and in any net assets of the Trust in the event of termination or winding-up of the Trust. All Trust Units rank among themselves equally and rateably without discrimination, preference or priority. All Trust Units upon issue are fully paid and non-assessable. There are no conversion, retraction, redemption or pre-emptive rights attaching to the Trust Units. The Trust Indenture allows for the creation of Special Voting Rights which will enable the Trust to provide voting rights to holders of exchangeable shares that may be issued by Enterra or other subsidiaries of the Trust in connection with other exchangeable share transactions. There are currently three outstanding types of exchangeable shares that are exchangeable for Trust Units, in addition to warrants and options for Trust Units. All the exchangeable shares, warrants and options are included in the Reserved Trust Units.

ITEM 2.   Exhibits

1.	Amended and Restated Trust Indenture, dated as of November 25, 2003, among Luc Chartrand, Enterra Energy Corp. and Olympia Trust Company, as trustee (incorporated by reference to exhibit 1 to Amendment No. 1 to Form 8-A filed November 28, 2003).

2.	Specimen certificate for the Trust Units (included in Exhibit 1) (incorporated by reference to exhibit 2 to Amendment No. 1 to Form 8-A filed November 28, 2003)..

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereto duly authorized.

Dated   February 6, 2006

Enterra Energy Trust, by its Administrator Enterra Energy Corp. By: /s/ E. Keith Conrad ________________________________ E. Keith Conrad, President and CEO